Exhibit 99.1
                                NEWS RELEASE

FOR IMMEDIATE RELEASE

MiniMed Delivers Strong Fourth Quarter and Full Fiscal
Year 2026 Financial Results; Provides Fiscal Year 2027 Outlook

•Continued momentum in Q4, with net sales of $837 million growing 16% as reported and 9% organic year-over-year
•Record annual net sales performance surpasses $3B for first time, growing 14% as reported and 8% organic
•Advanced global pipeline ahead of schedule with FDA clearance for MiniMed FlexTM, CE Mark for Instinct, and global launch of MiniMed GoTM Smart MDI

NORTHRIDGE, Calif., June 3, 2026 – MiniMed (Nasdaq: MMED), a global leader in diabetes technology, today reported financial results for its fourth quarter and full fiscal year ended April 24, 2026.

“MiniMed delivered a strong finish to our fiscal year, driven by strength in international markets and continued global adoption of the MiniMedTM 780G system,” said MiniMed Chief Executive Officer Que Dallara. “Looking ahead, we’re confident that our launches of MiniMed FlexTM and MiniMed GoTM will support long-term growth acceleration and value creation.”

Fiscal Fourth Quarter Results
•Continued momentum through the second half of the fiscal year 2026, driven by SimpleraTM and Instinct sensor, made by Abbott, CGM launches
•Worldwide net sales of $837 million grew 15.6% as reported and 8.7% organic
◦International net sales of $599 million grew 22.4% as reported and 12.2% organic, driven by Simplera capacity expansion; International New Pumps Sold (NPS) increased high-single digits sequentially
◦U.S. net sales of $238 million grew 1.5% as reported and organic, as early FDA clearance of MiniMedTM Flex shifted demand of customers who preferred to wait for the new system. Flex is on track to launch this month. U.S. momentum continued with NPS increasing mid-single digits sequentially driven by new sensor launches
•Worldwide NPS of ~42,000, an increase of 7.4% quarter-over-quarter
•Worldwide CGM Attachment Rate of 68%, an increase of 100 bps quarter-over-quarter

Fiscal Year 2026 Results
•Worldwide net sales of $3.102 billion grew 14.2% as reported and 8.0% organic
◦International net sales of $2.185 billion grew 20.6% as reported and 11.2% organic
◦U.S. net sales of $917 million grew 1.5% as reported and organic
•Worldwide New Pumps Sold of ~145,000 were unchanged year-over-year
•Worldwide CGM Attachment Rate of 66%, an increase of 700 bps year-over-year
•Ended FY26 with worldwide pump users of ~659,000

Fiscal Year 2026 Highlights
•Commercial launches of MiniMedTM 780G system with Instinct sensor and Simplera SyncTM sensor in the U.S.; MiniMed GoTM Smart MDI system in EMEA
•U.S. FDA clearances of MiniMed Flex™ next-generation insulin pump and MiniMed Go™ Smart MDI system
•CE Marks received for MiniMed™ 780G system with Instinct sensor, and MiniMed™ 780G system for ages 2 and older, pregnant women, and type 2 diabetes
•U.S. pharmacy formulary access for MiniMed™ 780G system and Medicare access for MiniMed™ 780G system with Instinct sensor
•Started U.S. pivotal study for ViveraTM third generation fully closed loop algorithm for type 1 and type 2 diabetes

New Announcements Made Today
•U.S. MiniMed Go™ was launched last week
•MiniMed™ 780G with Instinct will launch in Europe later this month
•MiniMed Flex™ pre-orders in the U.S. started this week and expect to begin shipping later this month
•Extension today to Abbott partnership to commercialize dual glucose-ketone sensors designed to integrate exclusively with our MiniMed smart dosing systems

Fiscal Year 2027 Outlook
For the fiscal year 2027 ending April 30, 2027, MiniMed expects:
•Organic revenue growth of approximately 10%, which includes a 1.0 to 1.5% expected benefit from the extra week in FY27
•Adjusted EBITDA margin of approximately 16%

Conference Call Details
MiniMed will host a conference call at 5:45 a.m. Pacific Daylight Time (PDT) today, Wednesday, June 3, 2026, to discuss its fourth quarter and full fiscal 2026 financial results. The live audio webcast will be available on the Investor Relations section of MiniMed's website at investors.minimed.com. Within 24 hours of the webcast, an archived replay will be available for a minimum of 12 months following the call.

Investor Presentation
An investor presentation providing additional information and analysis can be found on the Investor Relations section of MiniMed’s website at investors.minimed.com.

Non-GAAP Financial Measures
In addition to our financial results determined in accordance with U.S. GAAP, we present in this earnings press release certain financial measures that facilitate management’s review of the operational performance of MiniMed and serve as a basis for strategic planning; however, such financial measures are not presented in our financial statements prepared in accordance with U.S. GAAP. These financial measures are considered “non-GAAP financial measures” and are intended to supplement, and should not be considered as superior to, financial measures presented in accordance with U.S. GAAP. This includes Organic Revenue Growth. We believe that non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance and trends and may facilitate comparisons with the performance of other companies in the medical technologies industry.

In particular, we believe that the use of Organic Revenue Growth is helpful to our investors as it is a metric used by management to assess the health of our business and our operating performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.

In the tables included at the end of this earnings press release, a reconciliation is provided for each historical non-GAAP financial measure included in this release to the most directly comparable financial measure stated in accordance with U.S. GAAP.

MiniMed calculates forward-looking Organic Revenue Growth and Adjusted EBITDA margin, which are non-GAAP financial measures, based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. MiniMed does not provide a reconciliation of forward-looking Non-GAAP measures to the comparable GAAP measure because certain items cannot be reasonably predicted without reasonable effort. Such items could have a substantial impact on GAAP measures of financial performance.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties, including risks related to competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, government regulation, geopolitical conflicts, changing global trade policies, general economic conditions, and other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. In some cases, you can identify these statements by forward-looking words or expressions, such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “plan,” “possible,” “potential,” “project,” “should,” “going to,” “will,” and similar words or expressions, the negative or plural of such words or expressions and other comparable terminology. Actual results may differ materially from anticipated results. MiniMed does not undertake to update its forward-looking statements or any of the information contained in this press release, including to reflect future events or circumstances.

About MiniMed

MiniMed is a global leader in insulin delivery, constantly advancing therapies that support people with diabetes in more than 80 countries. Our full-stack, integrated ecosystem, including our insulin delivery systems, CGMs, algorithms, and easy-to-use app experience, is designed to work seamlessly together, supported by white-glove, wrap-around service. For over 40 years, we've pioneered therapies people can rely on by anticipating needs, reducing burden, and helping make life with diabetes easier. Our mission is to make every day a better day for people with diabetes.

Contacts:

Ryan Weispfenning
Investor Relations
+1-763-505-4626

Janet Cho
Public Relations
+1-818-403-7028

MINIMED GROUP INC
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended (Unaudited)		Fiscal Year Ended
(in millions, except per share data)	April 24, 2026	April 25, 2025	April 24, 2026	April 25, 2025
Net sales	$837	$724	$3,102	$2,715
Cost of products sold	357	319	1,422	1,187
Gross Profit	480	405	1,680	1,528
Operating Expenses:
Research and development expense	99	107	448	436
Selling, general, and administrative expense	299	276	1,183	1,080
Certain litigation charges, net	5	165	16	165
Other operating (income) expense, net	168	4	221	(8)
Operating loss	(91)	(148)	(188)	(146)
Other non-operating income, net	(1)	—	(1)	1
Income before income taxes	(90)	(148)	(187)	(147)
Income tax provision	93	21	128	52
Net loss	$(183)	$(168)	$(315)	$(198)
Net income attributable to noncontrolling interests	—	(5)	(16)	(15)
Net loss attributable to the Company	$(183)	$(172)	$(331)	$(213)
Basic and diluted loss per share	$(0.68)	$(0.68)	$(1.29)	$(0.84)
Basic and diluted weighted average shares outstanding	268.1	252.8	256.6	252.8
The data in the schedule above has been intentionally rounded to the nearest million.

MINIMED GROUP INC
WORLDWIDE REVENUE(1)
(Unaudited)

	FOURTH QUARTER			YEAR-TO-DATE
(in millions)	FY26	FY25	Growth	FY26	FY25	Growth
Pumps	$146	$154	(5.5)%	$546	$541	1.0%
Consumables	249	223	11.7%	956	854	11.8%
CGM	420	345	21.6%	1,553	1,313	18.2%
Other(2)	22	2	NM	46	6	NM
Total	$837	$724	15.6%	$3,102	$2,715	14.2%

(1)The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum. Percentages have been calculated using actual, non-rounded figures and, therefore, may not recalculate precisely.
(2)Primarily includes net sales generated from the sales of smart insulin pens and services. Amounts in this line also reflect adjustments to the Company's Italian payback accruals resulting from two rulings in 2024 by the Constitutional Court of Italy and the Legislative Decree published by the Italian government on June 30, 2025 for certain prior years since 2015. For the three months ended April 24, 2026 and April 25, 2025, there were no adjustments to the Italian payback accruals. For the full year ended April 24, 2026 and April 25, 2025, adjustments to the Italian payback accruals were $7 million and ($20) million, respectively.

MINIMED GROUP INC
GAAP TO NON-GAAP RECONCILIATIONS
The data in the following schedules have been intentionally rounded to the nearest million and, therefore, may not sum. Percentages have been calculated using actual, non-rounded figures and, therefore, may not recalculate precisely.

Organic Revenue Growth(1)

	Three Months Ended
	Reported net sales			Adjustments		Organic Revenue
(in millions)	April 24, 2026	April 25, 2025	Growth	April 24, 2026(3)	April 25, 2025	April 24, 2026(3)	April 25, 2025	Growth
U.S.(2)	$238	$234	1.5%	$—	$—	$238	$234	1.5%
International(2)	599	489	22.4%	50	—	549	489	12.2%
Total	$837	$724	15.6%	$50	$—	$787	$724	8.7%
(1) Organic Revenue Growth measures revenue growth trends excluding the impacts of foreign currency rate fluctuations and adjustments to MiniMed’s Italian payback accrual for certain prior years since 2015. We use Organic Revenue Growth to assess our performance on a consistent basis by removing the impacts of foreign currency rate fluctuations and adjustments to the Italian payback accrual that we believe do not directly reflect our underlying operations.
(2) U.S. includes the United States and U.S. territories. International includes all other non-U.S. countries.
(3) The three months ended April 24, 2026 excludes $50 million of revenue adjustments related to favorable currency impact on net sales. The currency impact to net sales measures the change in net sales between current and prior year periods using constant exchange rates.

	Fiscal Year Ended
	Reported net sales			Adjustments		Organic Revenue
(in millions)	April 24, 2026	April 25, 2025	Growth	April 24, 2026(2)	April 25, 2025(3)	April 24, 2026(2)	April 25, 2025(3)	Growth
U.S.(1)	$917	$903	1.5%	$—	$—	$917	$903	1.5%
International(1)	2,185	1,812	20.6%	147	(20)	2,038	1,832	11.2%
Total	$3,102	$2,715	14.2%	$147	$(20)	$2,955	$2,735	8.0%
(1) U.S. includes the United States and U.S. territories. International includes all other non-U.S. countries.
(2) The fiscal year ended April 24, 2026 excludes $147 million of revenue adjustments, including a $7 million sales benefit from the reduction in the Italian payback accruals in the first quarter of fiscal year 2026 due to changes in estimates as a result of the Legislative Decree published by the Italian government on June 30, 2025 for years 2015 to 2018 and $140 million of favorable currency impact on the remaining net sales. The currency impact to net sales measures the change in net sales between current and prior year periods using constant exchange rates.
(3) The fiscal year ended April 25, 2025 excludes $20 million of Italian payback accruals as a result of the two July 22, 2024 rulings by the Constitutional Court of Italy for certain prior years since 2015.